December 23, 2014

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for HSBC Funds, HSBC Portfolios and HSBC
Advisor Funds Trust (the Funds) and, under the date of December 23, 2014, we reported on the financial statements of the Funds as of and for the years ended
October 31, 2014 and 2013. On
December 16, 2014, we were dismissed.
We have read the Funds statements
included under Sub-Item 77K of their
Form N-SAR for the period ended
October 31, 2014, and we agree with
such statements, except that we are not
in a position to agree or disagree with
the Funds statement that the change
was approved by the Board of Trustees
and we are not in a position to agree or disagree with the Funds statement that PricewaterhouseCoopers LLP were not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on the Funds financial statements.

Very truly yours,
/s/ KPMG LLP